EXHIBIT 99.1

Tracy Pina Riverstone Networks Investor Relations (408) 878-6593 tpina@riverstonenet.com	Peter Ruzicka Riverstone Networks Corporate Communications (408) 878-6756 pruzicka@riverstonenet.com

RIVERSTONE NETWORKS ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS

SANTA CLARA, Calif., June 5, 2003 – Riverstone Networks, Inc., (Nasdaq: RSTN) today announced that it expects revenues for the first quarter of fiscal 2004, which ended May 31, 2003, to be approximately $12 million to $13 million. Accordingly, the company expects to report a GAAP net loss for the quarter of approximately $0.15 per share to $0.17 per share.

While the company experienced increased sales during the first quarter in EMEA (Europe, the Middle East and Africa), North American sales remained flat relative to the previous quarter, and sales in Asia, particularly China, were weak due in part to regional disruption of business activity. Despite uneven global markets, the company expects overall first quarter gross margins to be in the mid to high 30 percent range.

The company was also successful in reducing the cost of operations during the first quarter, decreasing GAAP net loss to a projected range of $18.6 million to $20.7 million, versus $40.6 million the previous quarter. The headcount total of 368 at the end of the first quarter is below the previously announced target of 380, and the company continues to focus on a range of cost reductions in order to accelerate its return to profitability. In addition, during the first quarter the company purchased $15.3 million of its convertible notes at 79 percent of face value, for a gain of $1.6 million, net of tax.

Final results and complete details for the fiscal first quarter are scheduled to be released June 19, 2003 after the close of market. Following the release, a conference call with management will be held to discuss the results and outlook beginning at 5:00 p.m. EDT / 2:00 p.m. PDT. The call can be accessed from the investor relations section of the Riverstone Web site at http://ir.riverstonenet.com. For those unable to listen to the live broadcast, replay will be available one hour after the conclusion of the call through Monday, June 23, at http://ir.riverstonenet.com and at (303) 590-3000, pass code 541250.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq:RSTN) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Cautionary Note Regarding Forward-looking Statements

The matters set forth in this press release, including statements as to the Company’s expectations regarding preliminary first quarter results, including anticipated revenues, net loss, net loss per share and gross margins, as well as statements regarding the continued focus on cost reductions in order to accelerate the Company’s return to profitability, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. Actual results for the quarter are being finalized and may change as the company closes its accounts for the quarter. Additional risks and uncertainties include, but are not limited to, risks associated with the market for network equipment; risks associated with rapid technological change; lack of acceptance of products; introduction of new products by competitors; declines in the average selling price of Riverstone Networks’ products; and adverse economic or other conditions in any of the major countries in which Riverstone Networks does business, including the impact of severe acute respiratory syndrome (SARS). Further information on potential risk factors that could affect the financial results of Riverstone Networks are included in its quarterly report on Form 10-Q for the quarter ended November 30, 2002 and other reports it files from time to time with the Securities and Exchange Commission. Riverstone Networks disclaims any intent or obligation to update or revise these forward-looking statements.

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Riverstone Networks is a trademark of Riverstone Networks, Inc. All other trademarks, service marks, and trade names belong to their respective owners.